AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") dated as of October 19, 2000, is made and entered into by and between TravelNow.com Inc., a Florida corporation ("TNOW Florida") and TravelNow.com Inc., a Delaware corporation ("TNOW Delaware").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, TNOW Florida is a corporation organized and existing under the laws of the State of Florida; and

     WHEREAS, TNOW Delaware is a wholly-owned subsidiary corporation of TNOW Florida, having been incorporated on October 3, 2000; and

     WHEREAS, the respective Boards of Directors of TNOW Florida and TNOW Delaware have determined that it is advisable and in the best interests of each of such corporations that TNOW Florida merge with and into TNOW Delaware upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting the change of the state of incorporation of TNOW Florida from Florida to Delaware.

     NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Merger. On October 19, 2000, or as soon as practicable thereafter (the "Effective Date"); TNOW Florida shall be merged with and into TNOW Delaware (the "Merger"). The separate existence of TNOW Florida shall cease, and TNOW Delaware shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") and shall be governed by the laws of the State of Delaware.

     Section 2. Registered Office. The address of the registered office of TNOW Delaware in the State of Delaware will be The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of Newcastle, State of Delaware.

     Section 3. Certificate of Incorporation. The Certificate of Incorporation of the TNOW Delaware as in effect on the date hereof shall be the Certificate of Incorporation of the Surviving Corporation, without change unless and until amended in accordance with applicable law.

     Section 4. Bylaws. The bylaws of TNOW Delaware as in effect on the date hereof shall be the bylaws of the Surviving Corporation, without change unless and until amended or repealed in accordance with applicable law.

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     Section 5. Effect of Merger on Stock.

          (a) On the Effective Date, by virtue of the Merger and without any further action on the part of TNOW Florida or TNOW Delaware or their shareholders (i) each outstanding share of TNOW Florida common stock, $.01 par value (the "Florida Common Stock") shall be converted into one (1) share of TNOW Delaware common stock, $.01 par value, ("Delaware Common Stock"), except for those shares of Florida Common Stock with respect to which the holders thereof duly exercise their dissenters' rights under Florida law, (ii) each share of Delaware Common Stock issued and outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares, and (iii) any fractional Delaware Common Stock interests to which a holder of Florida Common Stock would be entitled will be canceled with the holder thereof being entitled to receive the next highest number of whole shares of Delaware Common Stock.

          (b) On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of Florida Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Delaware Common Stock into which the shares of TNOW Florida represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of TNOW Delaware evidenced by such outstanding certificate as above provided.

          (c) All options and rights to acquire Florida Common Stock under or pursuant to any options or warrants which are outstanding on the Effective Date of the Merger will automatically be converted into equivalent options and rights to purchase that whole number of Delaware Common Stock into which the number of Florida Common Stock subject to such options or warrants immediately prior to the Effective Date would have been converted in the merger had such rights been exercised immediately prior thereto (with any fractional Delaware Common Stock interest resulting from the exercise being settled in cash in the amount such holder would have received for any such fraction in the merger had he exercised such warrants or options immediately prior to the Merger). The option price per share of Delaware Common Stock shall be the option price per share of Florida Common Stock in affect prior to the Effective Date. All plans or agreements of TNOW Florida under which such options and rights are granted or issued shall be continued and assumed by TNOW Delaware unless and until amended or terminated in accordance with their respective terms.

     Section 6. Succession. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of TNOW Florida and TNOW Delaware (referred to herein as the "Constituent Corporations") shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and

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     restrictions of or upon each of the Constituent Corporations; all property, real, personal and mixed, of each of the Constituent Corporations and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     Section 7. Further Assurances. TNOW Florida agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds, assignments and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest, of TNOW Florida and otherwise to carry out the intent and purposes of this Merger Agreement.

     Section 8. Officers and Directors of the Surviving Corporation. On the Effective Date, the officers and directors of TNOW Florida in office on such date shall be the officers and directors of the Surviving Corporation, and such persons shall hold office in accordance with the bylaws of TNOW Delaware or until their respective successors shall have been appointed or elected.

     Section 9. Approval by Shareholders; Effective Date. This Merger Agreement and the Merger contemplated hereby are subject to approval by the requisite vote of shareholders in accordance with applicable Florida and Delaware law. As promptly as practicable after approval of this Merger Agreement by shareholders in accordance with applicable law, duly authorized officers of the respective parties shall make and execute Articles of Merger and a Certificate of Merger and shall cause such documents to be filed with the Secretary of State of Florida and the Secretary of State of Delaware, respectively, in accordance with the laws of the States of Florida and Delaware. The Effective Date of the Merger shall be the date on which the Merger becomes effective under the laws of Delaware.

     Section 10. Amendment. The Board of Directors of TNOW Florida and TNOW Delaware may amend this Merger Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the merger shall not (a) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of Florida Common

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


     Stock (b) alter or change any term of the Certificate of Incorporation of TNOW Delaware, or (c) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of Florida Common Stock.

     Section 11. Abandonment or Deferral. Notwithstanding the approval of this Merger Agreement by the shareholders of TNOW Florida or TNOW Delaware, this Merger Agreement may be terminated and the Merger abandoned at any time prior to the filing of this Merger Agreement with the Secretary of State of Florida and the Secretary of State of Delaware by the Board of Directors of either TNOW Florida or TNOW Delaware or both, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of the Constituent Corporations, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either party to this Merger Agreement or its Board of Directors or shareholders with respect thereto.

     Section 12. Counterparts. In order to facilitate the filing and recording of this Merger Agreement, this Merger Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all such counterparts shall together constitute one and the same instrument.









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     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their respective officers, all as of the day and year first above written.

                                              TRAVELNOW.COM INC.
                                              a Florida Corporation


                                              By: /s/ Jeffrey A. Wasson
                                              Name: Jeffrey A. Wasson
                                              Title: Chief Executive Officer

                                              TRAVELNOW.COM INC.
                                              a Delaware Corporation


                                              By: /s/ Jeffrey A. Wasson
                                              Name: Jeffrey A. Wasson
                                              Title: Chief Executive Officer







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